                             				 EXHIBIT 4.1



    This SECOND AMENDMENT, dated as of December 5, 1994 (the "Amendment"), of the Revolving Credit Agreement, dated as of June 11, 1993, as amended by First Amendment dated as of March 17, 1994, for a commitment of up to $35,000,000 in borrowings (referred to herein as the "Agreement"), is made by and between TRANS WORLD ENTERTAINMENT CORPORATION (formerly, Trans World Music Corp.) (the "Company") and NATIONAL WESTMINSTER BANK USA (the "Bank").


                  			  W I T N E S S E T H:


    WHEREAS, the Company and the Bank are parties to the Agreement:
and

    WHEREAS, the Company and the Bank have agreed to amend the Agreement as provided herein.

    NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. Definitions and Section References. Capitalized terms not otherwise defined in this Amendment and used herein shall have the respective meanings assigned to them in the Agreement. References to Sections shall refer to Sections of the Agreement unless otherwise indicated.

    2. Modification of the Agreement. The parties hereby agree to amend the Agreement as of the Effective Date, as follows:

       (a) Section 2.1 (The Commitment) is hereby amended by the addition of the following subsection (d) at the end thereof:

       "(d) Notwithstanding any prior provision of this Section 2.1 to the contrary, on and after January 16, 1995, the aggregate unpaid principal amount of loans (the "Loans") made by the Bank to the Company hereunder together with the aggregate
       Letter of Credit Outstandings ("Total NatWest Outstanding Credits") shall not at any time exceed the Bank's pro rata share of the aggregate of all loans and Letter of Credit Outstandings outstanding ("Total Bank Credits Outstanding") on any day under this Agreement and under the substantially similar Credit Agreements of even date herewith made by the Company with each of Chase Manhattan Bank, N.A., Chemical
       Bank and NBD Bank, N.A. and referred to in the third "Whereas" clause on the first page hereof, as such Credit Agreements may be supplemented or otherwise modified from time to time
       (including by increasing the commitment thereunder), or under any successor or replacement agreements entered into by the Company, whether or not with the same lender or group of lenders (the "Other Credit Agreements"). If at any time on or after January 16, 1995 the Total NatWest Outstanding Credits exceeds such pro rata share of the Total Bank Credits Outstanding, the Company shall immediately pay such excess to the Bank to be applied first to the principal amount of Loans then outstanding hereunder and then to Letter of Credit Outstandings; provided, however, that if the Commitment under (and as defined in) any of the Other Credit Agreements is reduced or terminated without replacement or substitution therefor, whether pursuant to
       Section 2.6 thereof or otherwise, the Commitment of the Bank hereunder shall be automatically reduced so that the Bank's Commitment and its pro rata share of Total Bank Credits Outstanding shall not at any time exceed 46.666% of the Commitments or the Total Bank Credits Outstanding under this Agreement and the other Credit Agreements. In furtherance of the foregoing, the Company shall deliver to the Bank a certificate setting forth in detail the Total Bank Credits Outstanding including all such Credits that will be outstanding at the close of business on the date of certification on, and as of, each date that a Loan is requested hereunder (and together with such request) and on, and as of, each date that a payment of principal is made on account of any Loan hereunder or on account of any loan outstanding under any other Credit Agreement."

The foregoing requirement of payment of the excess amount, if any, described in the immediately preceding amendatory paragraph constitutes a mandatory requirement for prepayment of the outstanding principal amount of the Note to the extent of any such excess. Accordingly, any reference in the Note to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby and as it has been, and as it may be, from time to time amended.

       (b) Section 2.2 (The Note) of the Credit Agreement is hereby amended to the extent that the percentage ".875%" which appears in the third line of each of subsection 2.2(b) and subsection 2.2(c) is deleted therefrom and the percentage "1.75%" is substituted therefor. Notwithstanding the Effective Date set forth in paragraph 4 hereof, the amendment to Section 2.2 set forth in this paragraph shall be effective commencing with the first Interest Period elected by the Company for a Eurodollar Loan or a C/D Rate Loan after receipt by the Bank of the copy of this letter executed in accordance with the foregoing.

       (c) Section 5.1 (Financial Statements) is hereby amended by the addition of the following subsection (g) at the end thereof:

       "(g) as soon as available, but in any event not later than January 16, 1995,

	      (i) unaudited condensed balance sheets of the Company and its Subsidiaries as of the end of the eleven month period commencing January 29, 1994 and ending December 28, 1994, and unaudited consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries for such eleven month period, setting forth in each case in comparative form the corresponding figures for the same eleven month period during the immediately preceding fiscal year, all in reasonable detail, prepared in a manner consistent with the Company's compilation of quarterly financial statements filed with the Securities Exchange Commission, and as to the month of December, using the most recent estimates available for the results of operations, and for the month of January, using a forecast based upon assumptions that management believes are reasonable;

	      (ii) the projected condensed balance sheets of the Company and its Subsidiaries as of the end of the fiscal year ending January 28, 1995, and projected related consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the immediately preceding fiscal year, all in reasonable detail, prepared in a manner consistent with the Company's compilation of quarterly financial statements filed with the Securities Exchange Commission, and as to the month of December, using the most recent estimates available for the results of operations, and for the month of January, using a forecast based upon assumptions that management believes are reasonable;

	      (iii) the projected compliance or noncompliance with the provisions of Sections 5.9, 6.11, 6.12, 6.13 and 6.14 hereof for the fiscal year or quarterly period, as the case may be, ending January 28, 1995."

    3. Representations and Warranties. To induce the Bank to enter into this Amendment, the Company hereby represents and warrants that:

       (a) The Company has the power, authority and legal right to make and deliver this Amendment and to perform its obligations under the Agreement, as amended by the Amendment, without any notice, consent, approval or authorization not already obtained, and the Company has taken all necessary action to authorize the same.

       (b) The making and delivery of this Amendment and the performance of the Agreement, as amended by this Amendment, do not violate any provision of law or any regulation or any provision of the Company's charter or by-laws or result in the breach of or constitute a default under or require any consent under any indenture or other agreement or instrument to which the Company is a party or by which the Company or any of its property may be bound or affected. The Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' right generally.

       (c) The representations and warranties contained in Section 4 of the Agreement are true and correct on and as of the date of this Amendment, after giving effect hereto.

       (d) No Default or Event of Default has occurred and is continuing under the Agreement as of the date of this Amendment, after giving effect hereto.

    4. Effective Date. This Amendment shall become effective as of December 5, 1994 (the "Effective Date"), subject to satisfaction of all of the following conditions:

       (a) The Bank shall have received counterparts of this Amendment, duly executed by each of the parties hereto.

       (b) The Bank shall have received a copy of the resolution of the Board of Directors of the Company authorizing the execution, delivery and performance of this Amendment by the appropriate officer of the Company.

       (c) The Bank shall have received an opinion of Matthew H. Mataraso, Esq., counsel to the Company, dated the date hereof, to the effect that this Amendment has been duly authorized, executed and delivered by duly authorized officer of the Company and that the Agreement, as amended by this Amendment, constitutes a valid obligation of the Company, legally binding upon it and enforceable against it, except as may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally, in accordance with their terms as so amended.

    5. Counterparts. This Amendment may be signed in counterparts, each of which shall be an original and both of which taken together shall constitute single instruments with the same effect as if the signature thereto and hereto were upon the same instrument.

    6. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms and provisions of the Agreement and the Note shall continue in full force and effect, and all parties hereto shall be entitled to the benefits thereof.

    7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date set forth.

         WITNESS                       TRANS WORLD ENTERTAINMENT
                               				       CORPORATION (formerly
				                                      Trans World Music Corp.)


By: /s/ JOHN J. SULLIVAN               By: /s/ ROBERT J. HIGGINS
    --------------------                   ----------------------
    John J. Sullivan                       Robert A. Higgins
    Vice President - Finance               President


       	 WITNESS                       NATIONAL WESTMINSTER BANK USA


By: /s/ NEIL PLATT                     By: /s/ STEPHEN R. BUSCHEL
    --------------------                   -----------------------
    Neit Platt                             Stephen R. Buschel
    Vice President                         Vice President

                       			CONSENT AND AGREEMENT
			                           OF GUARANTOR


   For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, the Guarantor under that certain Guarantee, dated as of June 11, 1993, in favor of the Bank (set forth above), pursuant to that certain Revolving Credit Agreement, dated as of June 11, 1993, as amended by First Amendment dated as of March 17, 1994, made by and between Trans World Entertainment Corporation (formerly, Trans World Music Corp.) and the Bank, hereby consents and agrees to the above-referenced Second Amendment, this 5th day of December, 1994.


       	WITNESS                        RECORD TOWN, INC.


By: /s/ JOHN J. SULLIVAN               By: /s/ ROBERT J. HIGGINS
   ---------------------                   ---------------------
   John J. Sullivan,                       Robert J. Higgins,
   Vice President - Finance                President





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